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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)*

                            Information Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   456727 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 26, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 Pages
                              Exhibit Index: Page 9

                                  Schedule 13G


CUSIP No.456727 10 6
------------ -------------------------------------------------------------------
             1.      Names of Reporting Persons.
                     I.R.S. Nos. of above persons (entities only).
                     Warburg, Pincus Ventures, L.P.
                     I.R.S. Identification No. 13-3784037
------------ -------------------------------------------------------------------
             2.      Check the Appropriate Box if a Member of a Group
                     (See Instructions)

                     (a)  [ ]

                     (b)  [X]
------------ -------------------------------------------------------------------
             3.      SEC Use Only
------------ -------------------------------------------------------------------
             4.      Citizenship or Place of Organization


                     Delaware
-------------------- -----------------------------------------------------------
Number of
Shares               5.    Sole Voting Power
Beneficially Owned
by
Each                       -0-
Reporting Person
With
                     -----------------------------------------------------------
                           6. Shared Voting Power

                           7,803,866
                     -----------------------------------------------------------
                           7. Sole Dispositive Power


                           -0-
                     -----------------------------------------------------------
                           8. Shared Dispositive Power

                           7,803,866
------------ -------------------------------------------------------------------
             9.      Aggregate Amount Beneficially Owned by Each Reporting
                     Person

                     7,803,866
------------ -------------------------------------------------------------------
             10.     Check if the Aggregate Amount in Row (9) Excludes Certain
                     Shares (See Instructions)                               [ ]
------------ -------------------------------------------------------------------
             11.      Percent of Class Represented by Amount in Row (9)

                        35.87%
------------ -------------------------------------------------------------------
             12.      Type of Reporting Person (See Instructions)

                         PN
------------ -------------------------------------------------------------------


                                Page 2 of 9 Pages
                              Exhibit Index: Page 9

                                  Schedule 13G


CUSIP No.456727 10 6
------------ -------------------------------------------------------------------
             1.      Names of Reporting Persons.
                     I.R.S. Nos. of above persons (entities only).
                     Warburg, Pincus & Co.
                     I.R.S. Identification No. 13-6358475
------------ -------------------------------------------------------------------
             2.      Check the Appropriate Box if a Member of a Group
                     (See Instructions)

                     (a)  [ ]

                     (b)  [X]
------------ -------------------------------------------------------------------
             3.      SEC Use Only
------------ -------------------------------------------------------------------
             4.       Citizenship or Place of Organization

                     New York
--------------------------------------------------------------------------------
Number of
Shares               5.    Sole Voting Power
Beneficially Owned
by
Each                       -0-
Reporting Person
With
                     -----------------------------------------------------------
                           6. Shared Voting Power

                           7,803,866
                     -----------------------------------------------------------
                           7. Sole Dispositive Power

                            -0-
                     -----------------------------------------------------------
                           8. Shared Dispositive Power

                            7,803,866
------------ -------------------------------------------------------------------
             9.      Aggregate Amount Beneficially Owned by Each Reporting
                     Person

                     7,803,866
------------ -------------------------------------------------------------------
             10.     Check if the Aggregate Amount in Row (9) Excludes Certain
                     Shares (See Instructions)                               [ ]
------------ -------------------------------------------------------------------
             11.     Percent of Class Represented by Amount in Row (9)

                     35.87%
------------ -------------------------------------------------------------------
             12.     Type of Reporting Person (See Instructions)

                     PN
------------ -------------------------------------------------------------------


                                Page 3 of 9 Pages
                              Exhibit Index: Page 9

                                  Schedule 13G


CUSIP No.456727 10 6
------------ -------------------------------------------------------------------
             1.      Names of Reporting Persons.
                     I.R.S. Nos. of above persons (entities only).
                     Warburg Pincus L.L.C.
                     I.R.S. Identification No. 13-3536050

------------ -------------------------------------------------------------------
             2.      Check the Appropriate Box if a Member of a Group
                     (See Instructions)

                     (a)  [ ]

                     (b)  [X]
------------ -------------------------------------------------------------------
             3.      SEC Use Only
------------ -------------------------------------------------------------------
             4.       Citizenship or Place of Organization

                         New York
------------ -------------------------------------------------------------------
Number of
Shares               5.    Sole Voting Power
Beneficially Owned
by
Each                       -0-
Reporting Person
With
                     -----------------------------------------------------------
                           6. Shared Voting Power

                           7,803,866
                     -----------------------------------------------------------
                           7. Sole Dispositive Power

                           -0-
                     -----------------------------------------------------------
                           8. Shared Dispositive Power

                           7,803,866
------------ -------------------------------------------------------------------
             9.      Aggregate Amount Beneficially Owned by Each Reporting
                     Person

                     7,803,866
------------ -------------------------------------------------------------------
             10.     Check if the Aggregate Amount in Row (9) Excludes Certain
                     Shares (See Instructions)                               [ ]
------------ -------------------------------------------------------------------
             11.     Percent of Class Represented by Amount in Row (9)

                     35.87%
------------ -------------------------------------------------------------------
             12.     Type of Reporting Person (See Instructions)

                     00
------------ -------------------------------------------------------------------


                                Page 4 of 9 Pages
                              Exhibit Index: Page 9

                                                  Page 9 of 9 Pages
                                               Exhibit Index: Page 9

Item 1(a):          Name of Issuer:
---------           --------------

                    The name of the issuer is Information Holdings Inc. (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

     The Company's principal executive office is located at 2777 Summer Street, Suite 209, Stamford, Connecticut 06905.

Item 2(a),
----------
(b) and (c):        Name of Person Filing; Address of Principal Business Office,
------------        ------------------------------------------------------------
                    Nationality:
                    ------------

     This Amendment No. 2 to Schedule 13G ("Amendment No. 2") amends the
Schedule 13G which was filed on December 31, 1998 (the "Schedule 13G") with respect to the Common Stock (as defined in Item 2(d) below) of the Company and is filed by and on behalf (a) Warburg, Pincus Ventures, L.P. a Delaware limited partnership ("WPV"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) Warburg Pincus LLC, a New York limited liability company ("Warburg LLC"), which manages WPV (collectively, the "Reporting Persons"). Lionel I. Pincus is the managing partner of WP and the managing member of Warburg LLC and may be deemed to control both WP and Warburg LLC. The members of Warburg LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

     WPV, WP and Warburg LLC have shared ownership and voting dispositive power with respect to 7,803,866 shares of Common Stock (as defined below).

Item 2(d):          Title of Class of Securities:

                    Common Stock, $0.01 par value per share ("Common Stock")

Item 2(e):          CUSIP Number:
---------           ------------

                    456727 10 6

Item 3:             Not Applicable
------


                                Page 5 of 9 Pages
                              Exhibit Index: Page 9

Item 4:             Ownership:
------              ---------

                    Warburg Pincus Ventures, L.P.
                    -----------------------------

                    (a) Amount beneficially owned: 7,803,866 shares of Common Stock as of February 26, 2002.

                    (b)  Percent of Class: 35.87%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the vote:
                               7,803,866

                         (iii) Sole power to dispose of or direct the
                               disposition of:  -0-

                         (iv) Shared power to dispose of or direct the disposition of: 7,803,866

                    Warburg Pincus & Co.
                    --------------------

                    (a) Amount beneficially owned: 7,803,866 shares of Common Stock as of February 26, 2002.

                    (b)  Percent of Class: 35.81%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the vote:
                               7,803,866

                         (iii) Sole power to dispose of or direct the
                               disposition of:  -0-

                         (iv) Shared power to dispose of or direct the disposition of: 7,803,866

                    Warburg Pincus LLC
                    ------------------

                    (a) Amount beneficially owned: 7,803,866 shares of Common Stock as of February 26, 2002.

                    (b)  Percent of Class: 35.81%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the vote:
                               7,803,866

                         (iii) Sole power to dispose of or direct the
                               disposition of:  -0-

                         (iv) Shared power to dispose of or direct the disposition of: 7,803,866

Item 5:             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

                    Not Applicable

Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7:             Identification and Classification of the Subsidiary Which
-------             ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable


                                Page 6 of 9 Pages
                              Exhibit Index: Page 9

Item 8:             Identification and Classification of Members of the Group:
------              ---------------------------------------------------------

                    Not Applicable

Item 9:             Notice of Dissolution of Group:
------              ------------------------------

                    Not Applicable

Item 10:            Certification:
-------             -------------

                    Not Applicable


                                Page 7 of 9 Pages
                              Exhibit Index: Page 9

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 12, 2002

                                      Warburg, Pincus Ventures, L.P.

                                      By: Warburg, Pincus & Co., General Partner

                                      By: /s/ Scott A. Arenare
                                          ------------------------------
                                          Scott A. Arenare, Partner


                                      WARBURG, PINCUS & CO.

                                      By: /s/ Scott A. Arenare
                                          ------------------------------
                                           Scott A. Arenare, Partner


                                      WARBURG PINCUS LLC

                                      By: /s/ Scott A. Arenare
                                          ------------------------------
                                          Scott A. Arenare, Managing Director
                                          and Member


                                Page 8 of 9 Pages
                              Exhibit Index: Page 9

                                  EXHIBIT INDEX

                                      NONE



                                Page 1 of 9 Pages
                              Exhibit Index: Page 9